To the Board of Trustees of the
USAllianz Variable Insurance Products Trust:

We consent to the use of our report dated February 15, 2005 for the USAllianz Variable Insurance Products Trust, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Informations.

/s/ KPMG LLP

Columbus, Ohio
April 25, 2005